As filed with the Securities and Exchange Commission on February 4, 2022

Securities Act Registration No. 333-167073

Investment Company Act Registration No. 811-22417

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[x]
Pre-Effective Amendment No. __	[_]
Post-Effective Amendment No. 74	[x]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[x]
Amendment No. 75	[x]

(Check appropriate box or boxes.)

Destra Investment Trust

(Exact Name of Registrant as Specified in Charter)

443 North Wilson Avenue

Bozeman, Montana 59715

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, including Area Code: (877) 855-3434

Robert Watson

Destra Capital Management LLC

443 North Willson Avenue

Bozeman, Montana 59715

(Name and Address of Agent for Service)

With copy to:

Joshua B. Deringer

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

215-988-2700

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 74 to the registration statement on Form N-1A (File No. 333-167073) of Destra Investment Trust (the “Trust”) (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 74 consists only of a facing page, this explanatory note, Part C of the Registration Statement, and exhibit (p)(ii), filed pursuant to Item 28 of the Registration Statement. This Post-Effective Amendment No. 74 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 74 shall become effective immediately upon filing with the Securities and Exchange Commission. Parts A and B of the Registration Statement are hereby incorporated by reference to the Trust’s prospectus and statements of additional information dated February 1, 2022.

PART C:
OTHER INFORMATION

Destra Investment Trust (the “Registrant ”)

Item 28. Exhibits

(a)(1)	Declaration of Trust of the Registrant is incorporated by reference to Exhibit (a) to Registrant’s Registration Statement on Form N-1A (Reg. No. 811-22417) as previously filed on May 25, 2010.

(a)(2)	Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest is incorporated by reference to Exhibit (a)(2) to Registrant’s Registration Statement on Form N-1A (Reg. No. 811-22417) as previously filed on July 24, 2019.

(b)	Amended By-Laws of the Registrant are incorporated by reference to Exhibit (b) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on January 28, 2015.

(c)	Not applicable.

(d)(1)(a)	Investment Management Agreement (Destra Granahan Small Cap Advantage Fund) between Registrant and Destra Capital Advisors LLC is incorporated by reference to Exhibit (d)(1)(a) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on November 24, 2021.

(d)(1)(b)	Investment Management Agreement (Destra Flaherty & Crumrine Preferred and Income Fund) between Registrant and DFC Preferred Advisors LLC is incorporated by reference to Exhibit (d)(1)(b) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on November 24, 2021.

(d)(3)	Investment Sub-Advisory Agreement among Registrant, on behalf of Destra Flaherty & Crumrine Preferred and Income Fund, DFC Preferred Advisors LLC and Flaherty and Crumrine Incorporated is incorporated by reference to Exhibit (d)(3) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on November 24, 2021.

(d)(4)	Investment Sub-Advisory Agreement among Registrant, on behalf of Destra Granahan Small Cap Advantage Fund, Destra Capital Advisors LLC and Granahan Investment Management, Inc. is incorporated by reference to Exhibit (d)(4) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on November 24, 2021.

(e)(1)	Distribution Agreement between Registrant and Destra Capital Investments LLC is incorporated by reference to Exhibit (e)(1) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on November 24, 2021.

(f)	Not applicable.

(g)(1)	Custody Agreement between UMB Bank N.A. and Registrant is incorporated by reference to Exhibit (g)(1) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on January 28, 2019.

(g)(2)	Amendment to the Custody Agreement between UMB Bank N.A. and Registrant is incorporated by reference to Exhibit (g)(3) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on July 24, 2019.

(h)(1)	Transfer Agency Agreement between UMB Fund Services, Inc. and Registrant is incorporated by reference to Exhibit (h)(1) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on January 28, 2019.

(h)(2)	Administration and Fund Accounting Agreement between UMB Fund Services, Inc. and Registrant is incorporated by reference to Exhibit (h)(2) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on January 28, 2019.

(h)(3)(a)	Expense Reimbursement, Fee Waiver and Recovery Agreement (Destra Granahan Small Cap Advantage Fund) between Registrant and Destra Capital Advisors LLC is incorporated by reference to Exhibit (h)(3)(a) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on November 24, 2021.

(h)(3)(b)	Expense Reimbursement, Fee Waiver and Recovery Agreement (Destra Flaherty & Crumrine Preferred and Income Fund) between Registrant and DFC Preferred Advisors LLC is incorporated by reference to Exhibit (h)(3)(b) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on November 24, 2021.

(h)(4)	Amended and Restated Schedule A to the Transfer Agency Agreement between UMB Fund Services, Inc. and Registrant is incorporated by reference to Exhibit (h)(6) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on July 24, 2019.

(h)(5)	Amended and Restated Schedule A to the Administration and Fund Accounting Agreement between UMB Fund Services, Inc. and Registrant is incorporated by reference to Exhibit (h)(7) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on July 24, 2019.

(i)(1)	Opinion of Drinker Biddle & Reath LLP relating to the Destra Granahan Small Cap Advantage Fund is incorporated by reference to Exhibit (i)(2) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on July 25, 2019.

(i)(2)	Opinion of Counsel relating to the Destra Flaherty & Crumrine Preferred and Income Fund is incorporated by reference to Exhibit (i)(2) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on September 28, 2016.

(i)(3)	Consent of Faegre Drinker Biddle & Reath LLP is incorporated by reference to Exhibit (i)(3) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on February 1, 2022.

(j)	Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit (j) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on February 1, 2022.

(k)	Not applicable.

(l)(1)	Form of Subscription Agreement is incorporated by reference to Exhibit (l) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on December 21, 2010.

(l)(2)	Form of Purchase Agreement between the Registrant and Destra Capital Advisors LLC relating to Destra Granahan Small Cap Advantage Fund is incorporated by reference to Exhibit (1)(2) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on July 24, 2019.

(m)	Amended and Restated Distribution and Shareholder Servicing Plan is incorporated by reference to Exhibit (m) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on May 24, 2019.

(n)	Amended and Restated Multiple Class Plan is incorporated by reference to Exhibit (n) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on May 24, 2019.

(o)	Not applicable.

(p)	(i) Destra Capital Investments LLC, Destra Capital Advisors LLC, Destra Open-End and Closed-End Funds and Destra Unit Investment Trusts Code of Ethics, dated June 2018 is incorporated by reference to Exhibit (p) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on May 24, 2019.

(ii) DFC Preferred Advisors LLC Code of Ethics is filed herewith.

(z)	Powers of Attorney for Messrs. Dalmaso, Emrich, Erickson and Murphy are incorporated by reference to Exhibit (z) to Registrant’s Registration Statement on Form N-1A (Reg. No. 333-167073) as previously filed on January 29, 2018.

Item 29. Persons Controlled by or Under Common Control With Registrant

Not Applicable.

Item 30. Indemnification

Section 9.5 of the Registrant's Declaration of Trust provides as follows:

Subject to the exceptions and limitations contained in this Section 9.5, every person who is, or has been, a Trustee, officer, or employee of the Trust, including persons who serve at the request of the Trust as directors, trustees, officers, employees or agents of another organization in which the Trust has an interest as a shareholder, creditor or otherwise (hereinafter referred to as a “Covered Person”), shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been such a Trustee, director, officer, employee or agent and against amounts paid or incurred by him in settlement thereof.

No indemnification shall be provided hereunder to a Covered Person to the extent such indemnification is prohibited by applicable federal law.

The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be such a Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

Subject to applicable federal law, expenses of preparation and presentation of a defense to any claim, action, suit or proceeding subject to a claim for indemnification under this Section 9.5 shall be advanced by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Section 9.5.

To the extent that any determination is required to be made as to whether a Covered Person engaged in conduct for which indemnification is not provided as described herein, or as to whether there is reason to believe that a Covered Person ultimately will be found entitled to indemnification, the Person or Persons making the determination shall afford the Covered Person a rebuttable presumption that the Covered Person has not engaged in such conduct and that there is reason to believe that the Covered Person ultimately will be found entitled to indemnification.

As used in this Section 9.5, the words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, demands, actions, suits, investigations, regulatory inquiries, proceedings or any other occurrence of a similar nature, whether actual or threatened and whether civil, criminal, administrative or other, including appeals, and the words “liability” and “expenses” shall include without limitation, attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

Item 31. Business and Other Connections of Investment Adviser

(A) Destra Capital Advisors LLC serves as investment adviser to Destra Granahan Small Cap Advantage Fund. Its principal address is 443 N. Willson Ave., Bozeman, MT, 59715. The principal executive officers of Destra Capital Advisors LLC are also directors, officers, employees or trustees of Destra Capital Investments LLC, an affiliated entity. Destra Capital Investments LLC's principal address is 443 N. Willson Ave., Bozeman, MT, 59715.

Information as to other business, profession, vocation or employment during the past two years of the officers and directors of Destra Capital Advisors LLC is as follows :

NAME AND POSITION WITH DESTRA CAPITAL ADVISORS LLC	EMPLOYMENT DURING PAST TWO YEARS
Dominic C. Martellaro, Chief Executive Officer	Chief Executive Officer and Registered Salesperson of Destra Capital Advisors, LLC and Destra Capital Investments, LLC; Member, Destra Capital Management LLC
Robert Watson, President	Head of Investments, Product & Marketing, Destra Capital Investments LLC

(B) DFC Preferred Advisors LLC serves as investment adviser to Destra Flaherty & Crumrine Preferred and Income Fund. Its principal address is 443 N. Willson Ave., Bozeman, MT, 59715. DFC Preferred Advisors LLC was newly formed on October 13, 2020 by Destra Capital Advisors. The new advisory agreement between Destra Flaherty & Crumrine Preferred and Income Fund and DFC Preferred Advisors LLC is available herein and available to review under Exhibit (d)(1)(b).

(C) Flaherty and Crumrine Incorporated serves as investment sub-adviser to the Destra Flaherty & Crumrine Preferred and Income Fund, a series of the registrant. Flaherty and Crumrine Incorporated’s principal address is 301 E. Colorado Blvd., Suite 800, Pasadena, California 91101. Information as to the officers and directors of Flaherty and Crumrine Incorporated is included in its current form ADV filed with the Securities and Exchange Commission and is incorporated by reference herein.

(D) Granahan Investment Management, Inc. serves as investment sub-adviser to the Destra Granahan Small Cap Advantage Fund, a series of the Registrant. Granahan Investment Management, Inc.’s principal address is 404 Wyman Street, Suite 460, Waltham, Massachusetts 02451. Information as to the officers and directors of Granahan Investment Management, Inc. is included in its current Form ADV filed with the Securities and Exchange Commission and is incorporated by reference herein.

ITEM 32. PRINCIPAL UNDERWRITER

(a) Not applicable.

(b) Positions and Offices with Underwriter.

NAME AND PRINCIPAL BUSINESS ADDRESS	POSITIONS AND OFFICES WITH UNDERWRITER	POSITIONS AND OFFICES WITH REGISTRANT
James R. Yount 443 N. Willson Ave. Bozeman, MT, 59715	President	None
Robert A. Watson 443 N. Willson Ave. Bozeman, MT, 59715	Senior Managing Director	President
Dominic C. Martellaro 443 N. Willson Ave. Bozeman, MT, 59715	Chief Executive Officer	None

(c) Not Applicable.

Item 33. Location of Accounts and Records

All accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are maintained at the offices of (1) the Registrant’s Administrator, (2) the Custodian, (3) the Investment Manager(s), (4) the Sub-Adviser(s), and/or (5) the Registrant’s counsel. The address of each is as follows:

1.	UMB Fund Services, Inc. 235 W. Galena Street Milwaukee, WI 53212

2.	UMB Bank, N.A. 1010 Grand Blvd. Kansas City, MO 64106

3.	a.	Destra Capital Advisors LLC 443 N. Willson Ave. Bozeman, MT, 59715

	b.	DFC Preferred Advisors LLC 443 N. Willson Ave. Bozeman, MT, 59715

4.	a.	Flaherty and Crumrine Incorporated 301 E. Colorado Blvd., Suite 800 Pasadena, CA 91101

	b.	Granahan Investment Management, Inc. 404 Wyman Street, Suite 460 Waltham, MA 02451

5.	Faegre Drinker Biddle & Reath LLP One Logan Square, Ste. 2000 Philadelphia, PA 19103

Item 34. Management Services

Not Applicable.

Item 35. Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Bozeman in the State of Montana on the 4th day of February 2022.

Destra Investment Trust

By:	/s/ Robert Watson
Name: Robert Watson Title: President

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	/s/ Robert Watson	President	February 4, 2022
Robert Watson

	/s/ Derek Mullins	Chief Financial Officer and Treasurer	February 4, 2022
Derek Mullins

	* John S. Emrich	Trustee	February 4, 2022
John S. Emrich

	* Michael S. Erickson	Trustee	February 4, 2022
Michael S. Erickson

	* Jeffery S. Murphy	Trustee	February 4, 2022
Jeffery S. Murphy

	* Nicholas Dalmaso	Trustee	February 4, 2022
Nicholas Dalmaso

*By:	/s/ Robert Watson
Robert Watson
Attorney-In-Fact (pursuant to Power of Attorney)

Exhibit Index

(p) (ii)	DFC Preferred Advisors LLC Code of Ethics